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                                                                     EXHIBIT 6.4

        6.4     ASSIGNMENT OF PATENT AND TECHNOLOGY - LEONID BABAK

                                                                   Palo Alto, CA

                                                                             USA

        June 1, 1998

                AGREEMENT ON ASSIGNMENT OF PATENT AND TECHNOLOGY

        IN CONSIDERATION OF RECEIVING 219,375 COMMON STOCK SHARES ISSUED ON FEBRUARY 26, 1998 and other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby assign to HYPERBARIC SYSTEMS, a California corporation, whose address is 1127 Harker Avenue, Palo Alto, California 94301, its attorneys, successors, legal representatives and assigns, and to the extent permitted under Russian Law, the entire worldwide right, title and interest in and to my invention of technology for preserving and transporting biologic and non-biologic material including but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs and in and to all of the discoveries, concepts and ideas whether patentable or not, as products, techniques, processes, methods, designs, product ideas or designs, formulas, drawings, data and improvements thereof and know-how related thereto ("Technology"), and in and to any continuation, continuation-in-part, divisional and substitution application related thereto, and in and to any application for said Technology which may be filed in any other country, and in and to any Letters Patent that may be granted upon such applications, and any reissue or extension thereof, and all rights under the International Convention for the protection of Intellectual Property or any other treaty.

        I hereby agree upon the request of HYPERBARIC SYSTEMS, its successors, legal representatives and assigns, as deemed by it as necessary or expedient, and at no expense to myself to do the following in connection with any rights above assigned:

        1. Execute any additional or supplementary assignment or assignments, to take all rightful oaths, and to execute any and all of the aforesaid applications for said Technology and any and all documents that shall be required to be executed in connection therewith, including without limitation the prosecution thereof, and to vest title in said applications and Letters Patent in HYPERBARIC SYSTEMS, its successors, legal representatives and assigns.

        2. In the event any of the aforesaid applications or Letters Patent issued thereon (or any reissue of application for reissue thereof) becomes involved in interference, to cooperate to the best of my ability in the matters of preparing and executing the preliminary statement and giving and producing evidence in support thereof; and

        3. To perform any and all lawful affirmative acts to obtain said Letters Patent and vest all rights therein in HYPERBARIC SYSTEMS, its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by me if this Assignment had not been made.

        This document is executed in 2 originals, in English (one original for each party). Both originals shall have equal validity and force.



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SIGNED:

----------------------------------      ----------------------------------------
HARRY MASUDA, PRESIDENT                 LEONID BABAK
HYPERBARIC SYSTEMS                      31 Novaya Zarja street, Apt 16
1127 Harker Avenue                      Krasnoyarsk, Russia 660028

        6.5     CONSULTANT AGREEMENT WITH DR. LUIS TOLEDO

                              CONSULTANT AGREEMENT

        THIS AGREEMENT is made effective on May 28, 1998 between HYPERBARIC SYSTEMS, whose address is 1127 Harker Avenue, Palo Alto, CA 94301, incorporated under the laws of the State of California, hereinafter called "COMPANY" and Luis Toledo, MD, Ph.D. whose address is 3598 Whistling Lane, Portage, MI 49024, hereinafter called "CONSULTANT".

                                   WITNESSETH:

                1. PURPOSE OF AGREEMENT. HYPERBARIC SYSTEMS is a duly established California corporation engaged in the business of designing, manufacturing and marketing products for the medical, food and semiconductor industries, and CONSULTANT represents that he has expertise in the area of Organ transplantation, and preservation technology including the human heart, kidney and liver. This agreement between COMPANY and CONSULTANT is entered into for the purpose of defining the relationship, responsibilities, and agreement between COMPANY and CONSULTANT.

                2. CONSULTANT AND ADVISORY BOARD MEMBER: COMPANY hereby appoints Luis Toledo as a consultant and advisory board member to the COMPANY.

                3.      CONSULTANT AND ADVISORY BOARD DUTIES AND
RESPONSIBILITIES: CONSULTANT shall be engaged as a Consultant and Advisory Board member with the following tasks:


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                        a. Advise and recommend applications of the Company's
                        Technology in the organ transplant, preservation and transportation market.

                        b. Advise the Company in the design and specifications of the container used to preserve and transport organs.

                        c. Advise the Company in establishing organizational contacts for marketing the Company's products.

                        d. Advise the Company in securing test sites for securing FDA approval.

                        e. Advise the Company in establishing a credible beta test facility after FDA approval is granted.

                        f. Advise the Company in securing international market and test site contacts.

                4. CONSULTANT'S PERFORMANCE. CONSULTANT agrees to devote a reasonable amount of time to meet the objectives outlined in Paragraph 3 above. The Company acknowledges that Consultant is not an employee of the Company.

                5. TERM. The term of this Agreement shall be effective for a minimum term of one year from the date of this Agreement and continue until thirty days' written notice of termination by either party. It is the intent of the parties that this contract shall continue indefinitely until terminated by either party.

                6. COMPENSATION. For the services rendered by CONSULTANT hereunder, CONSULTANT shall be compensated at an amount to be determined by the following formula, but may be adjusted as agreed to by the parties.

                        a. 5% of all sales within the organ transplant market for the next three years as long as CONSULTANT is a member of the Advisory Board and Consultant to the COMPANY. This commission is limited to a total of $1,000,000.



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                7.      STOCK OPTION. For the purpose of further motivating
CONSULTANT, the following NON-STATUTORY STOCK OPTIONS are hereby granted under the Non-Statutory Stock Option Plan of the Company, and issued under the Notice of Grant of Non-Statutory Stock Option, and the Non-Statutory Stock Option Agreement, which are included as part of this Agreement. The Stock Option Plan is pending and subject to approval by the Board of Directors.

                        a. 50,000 shares @$0.10 per share, vested over three years, exercisable yearly at the rate of 30%, 30% and 40% respectively.

                8. BONUS. After the first year of tenure as CONSULTANT and Advisory Board Member of the COMPANY, and up to the expiration of the options, COMPANY agrees to grant a bonus of up to $5,000 to CONSULTANT for the sole purpose of exercising any vested stock options that CONSULTANT elects to exercise.

                9. TERMINATION UPON BREACH. This Agreement shall be terminated upon material breach of any of the provisions herein, or breach of the material provisions of any and all supplemental agreements which the CONSULTANT and COMPANY may mutually execute.

                10. CONFIDENTIALITY AGREEMENT. CONSULTANT agrees that all information made available to CONSULTANT regarding the products, clients and software systems of COMPANY are confidential and require a high degree of confidentiality so as not to violate the rights of others and to prevent the use thereof for purposes detrimental to the interests of COMPANY and its clients. Such information in any form shall be hereinafter referred to as "INFORMATION." For purposes of this Agreement:

                        a. CONFIDENTIAL INFORMATION means INFORMATION disclosed to or acquired by CONSULTANT while employed by COMPANY, and includes but is



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not limited to, INVENTIONS, Patent Applications, TRADE SECRETS, any other information of value relating to the business and/or field of interest of COMPANY including information with respect to which COMPANY is under an obligation of confidentiality with any third party. CONFIDENTIAL INFORMATION does not include information that is generally known in the relevant trade or industry or any information known to and freely usable by CONSULTANT before CONSULTANT'S association with COMPANY, provided, however, information for purposes of this Agreement shall be considered CONFIDENTIAL INFORMATION if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by COMPANY;

                        b. TRADE SECRET(S) means all information, know-how, concepts, data, knowledge, ideas and materials however embodied, relating to the business of COMPANY'S customers which have not been released publicly by an authorized representative of COMPANY or have not otherwise lawfully entered the public domain. TRADE SECRETS shall include but are not limited to information, know-how, concepts, data, knowledge, computer programs, ideas and materials relating to COMPANY'S existing and future products, processes, research and development, technology, production costs, contract forms, drawings, designs, plans, proposals, marketing and sales plans and strategies, cost or pricing information, financial information, promotional methods, volume of sales, names or classes of customers and vendors, management procedures, organization charts, and CONSULTANT directories.

                11. PROPRIETARY INFORMATION OF OTHERS. CONSULTANT shall not use or disclose to COMPANY, or induce COMPANY to use, any information, know-how, concepts, data, knowledge, computer programs, ideas or materials, however embodied, with respect to which CONSULTANT is under an obligation of confidentiality to any third party



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imposed, by law or agreement prior to the date hereof. COMPANY represents and covenants that it will not require CONSULTANT to violate any obligation to, or confidence with, another.

                12. SECRECY AGREEMENT. CONSULTANT acknowledges that he understands the requirement for CONFIDENTIAL INFORMATION to be kept secret and used only as authorized herein. CONSULTANT shall at all times during the period of his association with COMPANY under this agreement and thereafter keep in confidence and trust all CONFIDENTIAL INFORMATION. CONSULTANT shall use CONFIDENTIAL INFORMATION only in the course of performing duties as Consultant and Advisory Board Member for the Company and other duties as assigned by the Company President, and not for unrelated personal gain. CONSULTANT shall not, directly or indirectly, disclose any CONFIDENTIAL INFORMATION to any person, organization or entity, except in the course of performing duties as a CONSULTANT of COMPANY and only in the manner prescribed by COMPANY. CONSULTANT shall abide by those COMPANY policies and regulations established from time to time for the protection of CONFIDENTIAL INFORMATION. During CONSULTANT'S association with COMPANY under this Agreement, and after termination thereof, CONSULTANT shall not directly, or indirectly, either as an CONSULTANT, COMPANY, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity of any nature whatsoever, the performance of which would have a reasonable likelihood of placing CONSULTANT in conflict with the obligations of confidence and trust regarding CONFIDENTIAL INFORMATION imposed herein.

                13. RETURN OF DOCUMENTS AND MATERIALS. CONSULTANT agrees that all documents, reports, drawings, materials, designs, plans, computer programs, proposals, marketing and sales plans, reproductions, and other documents or things made by



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CONSULTANT or that come into CONSULTANT'S possession in the course of employment with COMPANY are the property of COMPANY and will not be used by CONSULTANT for any purpose other than the business of COMPANY. CONSULTANT will not deliver, reproduce or in any way allow such documents or things to be delivered or be used by any third parties without specific direction or consent of COMPANY. Upon termination of this Agreement, CONSULTANT will promptly deliver to COMPANY the above documents and materials together with any copies thereof.

                14. NO DISCLOSURE. CONSULTANT agrees not to divulge, disclose, convey or make known to others or any other entity, any such information without the express written consent of the President of HyperBaric Systems first obtained. CONSULTANT further agrees to take all necessary steps to safeguard such information to prevent the unauthorized disclosure thereof.

                15. INJUNCTION. Recognizing that irreparable damage will result to the business of COMPANY in the event of the breach of any of these covenants and assurances by CONSULTANT, the parties hereto agree that if CONSULTANT shall violate the terms of this Agreement, COMPANY shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining CONSULTANT and each and every person, firm, association, partnership, company, or corporation concerned therewith, from the continuance of such violation of the terms of this Agreement, and in addition thereto, CONSULTANT shall pay to COMPANY all damages, including reasonable attorneys' fees sustained by COMPANY by reason of the violation of this Agreement.

                16. NO ASSIGNMENT. Neither the CONSULTANT nor COMPANY may transfer or assign this Agreement, or any right or obligation hereunder, without the prior written consent of the other party. No right or obligation under this Agreement may be



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waived, modified, or in any respect altered except by written agreement of the parties executed in writing by both parties.

                17. SUCCESSORS AND ASSIGNS. This agreement shall be binding on the heirs, executors, successors and assigns of the parties.

                18. ATTORNEYS FEES. If any action is brought to enforce any obligation created under this Agreement, the Court shall award to the prevailing party, such reasonable fees, costs, and expenses as may have been incurred by such party in enforcing its rights under this Agreement, including without limitation, the fees, costs, and expenses of its attorney for services both before or after litigation is instituted.

                19. ENTIRE AGREEMENT. This Agreement may not be changed except in writing signed by the President of the Company and the CONSULTANT. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California



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                IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

"COMPANY"                               "CONSULTANT"

HYPERBARIC SYSTEMS.                     LUIS TOLEDO

1127 Harker Avenue                      3598 Whistling Lane
Palo Alto, California 94301             Portage, MI 49024

By:
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   HARRY MASUDA, PRESIDENT              LUIS TOLEDO, MD, Ph.D.